CHINA ENERGY CORPORATION
No. 57 Xinhua East Street
Hohhot, Inner Mongolia, People’s Republic of China 010010

August 14, 2009

Mr. Karl Hiller
Branch Chief
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	China Energy Corporation
Form 10-K for the Fiscal Year Ended November 30, 2008
Filed March 16, 2009
Form 10-Q for the Fiscal Quarter Ended February 28, 2009
Filed April 20, 2009
File No. 000-52409

Dear Mr. Hiller:

China Energy Corporation hereby acknowledges the following:

1.	it is responsible for the adequacy and accuracy of the disclosure in the filing;

2.	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing of the proxy statement; and

3.	it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

China Energy Corporation

/s/ Fu Xu
Fu Xu
Chief Financial Officer